Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of GTY Technology Holdings, Inc. of our report dated March 18, 2019 relating to the balance sheet of Sherpa Government Solutions, LLC as of December 31, 2018, and the related statements of operations, changes in members’ capital and cash flows for the year ended December 31, 2018 and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
May 16, 2019